Exhibit 99.1

Microsoft Board Expands to Include Mason Morfit

Company declares quarterly dividend of $0.28 per share payable in June.

REDMOND, Wash. — Mar. 11, 2014 — Microsoft Corp. today announced that Mason Morfit, president of ValueAct Capital, has been appointed to the company’s board of directors and its audit committee.

“We’ve had the opportunity to work with Mason over the past six months, and we look forward to working with him more closely as a member of the board,” said John Thompson, chairman of the Microsoft board. “Mason brings valuable insights given his financial background, his extensive experience as a public company director, and his perspective as a significant Microsoft shareholder.”

“Microsoft is an iconic global company with tremendous long-term potential,” said Morfit. “I am honored to be joining the board, and I look forward to working with Satya Nadella, Chairman John Thompson and the rest of the board of directors to help continue to drive growth and value for all shareholders.”

Microsoft also announced that its board of directors declared a quarterly dividend of $0.28 per share. The dividend is payable June 12, 2014 to shareholders of record on May 15, 2014. The ex-dividend date will be May 13, 2014.

Morfit is the president of ValueAct Capital, a San Francisco-based investment firm with more than $14 billion in assets under management.

On Aug. 30, 2013, Microsoft and ValueAct Capital announced a cooperation agreement which gave ValueAct Capital the option of having Morfit join the Microsoft board at the first quarterly board meeting after the 2013 annual shareholders meeting.

Before joining ValueAct Capital in January 2001, Morfit worked in equity research for Credit Suisse First Boston. He is also a director of Valeant Pharmaceuticals International and a former director of Advanced Medical Optics Inc., C.R. Bard Inc., Immucor Inc., MSD Performance Inc. and Solexa Inc. He has a B.A. from Princeton University and is a CFA charterholder.

Microsoft’s board of directors now consists of eleven members: Steven A. Ballmer, former Microsoft chief executive officer; Dina Dublon, former chief financial officer of JPMorgan Chase; William H. Gates, Microsoft founder and technology advisor; Maria M. Klawe, president of Harvey Mudd College; Stephen J. Luczo, chairman, president and chief executive officer of Seagate Technology PLC; David F. Marquardt, general partner at August Capital; Mason Morfit, president of ValueAct Capital; Satya Nadella, Microsoft chief executive officer; Charles H. Noski, former vice chairman of Bank of America Corp.; Dr. Helmut Panke, former chairman of the board of management at BMW Bayerische Motoren Werke AG; and John W. Thompson, chief executive officer of Virtual Instruments. Eight of the eleven board members are independent of Microsoft, which is consistent with the requirement in the company’s governance guidelines that a substantial majority be independent.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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For more information, financial analysts and investors only:

Investor Relations, Microsoft, (425) 706-4400

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070,

rrt@WaggenerEdstrom.com

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